January 21, 2014

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

Dear Sirs:

Re:	Apolo Gold & Energy Inc.

I am the former independent auditor for Apolo Gold & Energy Inc. (“the Company”). I have read the Company’s Current Report on Form 8-K dated January 21, 2014. I am in agreement with the statements regarding the Firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. I have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

I VELLMER INC.